Exhibit 99.1

Frozen Food Express Industries, Inc. Announces Third Quarter 2011 Financial Results

DALLAS, October 28, 2011 (GLOBE NEWSWIRE) -- Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced its financial and operating results for the quarter ended September 30, 2011. Highlights for the quarter include:

• Total operating revenue increased $8.9 million to $102.8 million in the third quarter of 2011 compared to $93.9 million in the same period of 2010.

• Total operating revenue, net of fuel surcharges, increased 2.6% to $81.5 million, compared to $79.5 million in the third quarter of 2010.

• Net loss increased to $13.7 million in the third quarter of 2011, compared to a $2.3 million loss in the same period of 2010.

• Net loss per share of diluted common stock was ($0.77) in the third quarter of 2011 compared to ($0.13) in the same period of 2010.

For the three months ended September 30, 2011, total operating revenue increased $8.9 million to $102.8 million compared to $93.9 million in the same period of 2010. Total operating revenue, net of fuel surcharges, increased to $81.5 million, compared to $79.5 million in the same period of 2010. The net loss for the three months ended September 30, 2011 was $13.7 million, or ($0.77) per diluted share, compared to $2.3 million, or ($0.13) per diluted share in the same period of 2010.

Revenue (in $ millions) from:	Q3-11	Q3-10	% Change
Total Truckload	44.5	47.1	(5.5%)
Less-than-truckload	30.7	29.4	4.5%
Brokerage, Logistics and Equipment Rental	6.3	3.0	109.6%
Operating Revenue (Excluding Fuel Surcharges)	81.5	79.5	2.6%
Fuel Surcharges	21.3	14.4	48.1%
Total Operating Revenue	102.8	93.9	9.5%

For the nine months ended September 30, 2011, total operating revenue increased 7.9%, or $21.6 million, to $296.3 million compared to $274.7 million in the same period of 2010. Total operating revenue, excluding fuel surcharges, increased 0.3% to $233.6 million from $232.8 million in the same period of 2010. Net loss for the nine months ended September 30, 2011 was $24.9 million, compared to a net loss of $10.4 million in the same period of 2010. In the nine months ended September 30, 2011, on a per share basis, the net loss equated to ($1.42) per diluted share in 2011 compared to ($0.61) per diluted share in the same period of 2010.

"While truckload pricing increased 4.5% during the third quarter, our planned reduction of dry freight services and a continued shortage of drivers resulted in fewer weekly average trucks in service and a 5.5% decline in truckload revenue," said Russell Stubbs, the Company's President and Chief Executive Officer. "Both pricing and demand for our less-than-truckload services continued to improve during the third quarter.  As a result, our LTL revenue increased 4.5% during the quarter, which marks the fifth consecutive quarter of year-over-year improvement."

In the third quarter of 2011, total operating expenses increased $15.6 million, or 15.5% to $116.3 million compared to $100.7 million in the same period of 2010.  The Company was able to offset the impact of increased fuel prices through a reduction in overall miles driven, combined with fuel efficiency programs and fuel surcharges.  Excluding the effects of fuel, the increase in operating costs were primarily driven by increased supplies and maintenance costs related to an increase in the average age of the fleet, increasing tire costs, and costs related to the new driver academy.  In addition and as previously reported, the company recorded incremental expense related to an unfavorable settlement of a claim that occurred during 2005, which was significantly higher than the reserve, and as a result, claims and insurance costs increased by $4.0 million to $7.5 million during the third quarter of 2011.

                "As previously announced, we have taken steps to streamline our operations by limiting our dry-freight services to refrigerated equipment in limited lanes, and place greater management focus on continued improvement in our refrigerated truckload and LTL services.  Focus in these areas, and growth in our logistics offerings, will be a key to restoring our company to meaningful profitability.  At the same time, we expect our streamlining efforts to significantly reduce the average age of our fleet, which should directly address increasing maintenance costs, as well as improve fuel efficiency,” concluded Mr. Stubbs.

About FFEX

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload. We also provide brokerage/logistics and dedicated services to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at http://www.ffeinc.com.  To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm.  The Company’s common stock is traded on the Nasdaq Global Select market under the symbol FFEX.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change.
Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission.  Given the volatility in fuel prices and the impact fuel surcharge revenues have on total operating revenues, we often make reference to total operating revenue excluding fuel surcharges to provide a more consistent basis for comparison of operating revenue without the impact of fluctuating fuel prices.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited and in thousands)

Assets	September 30, 2011	December 31, 2010
Current assets
Cash and cash equivalents	$2,148	$1,203
Accounts receivable, net	46,695	41,921
Tires on equipment in use, net	6,999	5,982
Deferred income taxes	1,150	1,150
Other current assets	8,307	6,575
Assets held for sale, net of accumulated depreciation	10,818	-
Total current assets	76,117	56,831

Property and equipment, net	63,507	72,993
Other assets	6,185	5,081
Total assets	$145,809	$134,905

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$26,986	$27,443
Insurance and claims accruals	11,160	8,697
Accrued payroll and deferred compensation	4,959	5,032
Accrued liabilities	1,196	709
Current maturities of notes payable and capital lease obligations	1,407	-
Total current liabilities	45,708	41,881

Long-term debt	28,352	5,689
Long-term notes payable and capital lease obligations	8,146	-
Deferred income taxes	1,506	3,153
Insurance and claims accruals	7,541	5,373
Total liabilities	91,253	56,096

Shareholders’ equity
Common stock, $1.50 par value per share; 75,000 shares authorized;
18,572 shares issued	27,858	27,858
Additional paid-in capital	188	1,353
Accumulated other comprehensive loss	(69)	-
Retained earnings	33,332	58,242
Total common shareholders’ equity	61,309	87,453
Treasury stock (960 and 1,146 shares), at cost	(6,753)	(8,644)
Total shareholders’ equity	54,556	78,809
Total liabilities and shareholders’ equity	$145,809	$134,905

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited and in thousands, except per-share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Total operating revenue	$102,834	$93,870	$296,270	$274,669
Operating expenses
Salaries, wages and related expenses	31,766	30,243	90,868	87,288
Purchased transportation	18,357	18,132	51,856	55,972
Fuel	25,854	18,469	73,654	51,782
Supplies and maintenance	15,710	13,447	42,561	36,010
Revenue equipment rent	9,200	9,353	26,553	27,116
Depreciation	4,827	4,216	13,875	12,114
Communications and utilities	1,171	1,287	3,518	3,658
Claims and insurance	7,476	3,486	13,204	10,764
Operating taxes and licenses	985	1,003	3,089	3,209
Gain on sale of property and equipment	(661)	(12)	(1,234)	(592)
Miscellaneous	1,626	1,109	4,352	3,101
Total operating expenses	116,311	100,733	322,296	290,422
Loss from operations	(13,477)	(6,863)	(26,026)	(15,753)
Interest and other expense (income)
Interest income	-	(15)	-	(30)
Interest expense	247	105	479	308
Equity in earnings of limited partnership	(192)	(246)	(551)	(443)
Life insurance and other	63	(43)	432	84
Total interest and other expense (income)	118	(199)	360	(81)
Loss before income taxes	(13,595)	(6,664)	(26,386)	(15,672)
Income tax expense (benefit)	73	(4,383)	(1,476)	(5,241)
Net loss	$(13,668)	$(2,281)	$(24,910)	$(10,431)

Net loss per share of common stock
Basic	$(0.77)	$(0.13)	$(1.42)	$(0.61)
Diluted	$(0.77)	$(0.13)	$(1.42)	$(0.61)
Weighted average shares outstanding
Basic	17,663	17,384	17,557	17,223
Diluted	17,663	17,384	17,557	17,223

The following table summarizes and compares the significant components of revenue and presents our operating ratio and revenue per truck per week for each of the three- and nine-month periods ended September 30:

	Three Months		Nine Months
Revenue from: (a)	2011	2010	2011	2010
Temperature-controlled fleet	$29,875	$29,776	$90,231	$85,935
Dry-freight fleet	10,444	12,906	33,567	42,197
Total truckload linehaul services	40,319	42,682	123,798	128,132
Dedicated fleets	4,140	4,374	13,051	12,985
Total truckload	44,459	47,056	136,849	141,117
Less-than-truckload linehaul services	30,740	29,408	85,908	82,412
Fuel surcharges	21,298	14,382	62,683	41,886
Brokerage and logistics services	5,585	1,623	8,269	5,388
Equipment rental	752	1,401	2,561	3,866
Total operating revenue	102,834	93,870	296,270	274,669

Operating expenses	116,311	100,733	322,296	290,422
Loss from operations	$(13,477)	$(6,863)	$(26,026)	$(15,753)
Operating ratio (b)	113.1%	107.3%	108.8%	105.7%

Total truckload revenue	$44,459	$47,056	$136,849	$141,117
Less-than-truckload revenue	30,740	29,408	85,908	82,412
Total linehaul and dedicated fleet revenue	$75,199	$76,464	$222,757	$223,529

Weekly average trucks	1,772	1,813	1,772	1,779
Revenue per truck per week (c)	$3,229	$3,209	$3,223	$3,222

Computational notes:
(a)	Revenue and expense amounts are stated in thousands of dollars.
(b)	Operating expenses divided by total operating revenue.
(c)	Average daily revenue, times seven, divided by weekly average trucks.

The following table summarizes and compares selected statistical data relating to our freight operations for each of the three- and nine-month periods ended September 30:

	Three Months		Nine Months
Truckload	2011	2010	2011	2010
Total linehaul miles (a)	27,994	30,923	87,748	94,843
Loaded miles (a)	24,809	27,294	77,889	83,805
Empty mile ratio (b)	11.4%	11.7%	11.2%	11.6%
Linehaul revenue per total mile (c)	$1.44	$1.38	$1.41	$1.35
Linehaul revenue per loaded mile (d)	$1.63	$1.56	$1.59	$1.53
Linehaul shipments (a)	27.8	31.0	86.4	93.5
Loaded miles per shipment (e)	891	882	902	896
LTL
Hundredweight	2,128,575	2,126,278	6,194,980	5,990,371
Shipments (a)	70.3	68.6	198.3	191.6
Linehaul revenue per hundredweight (f)	$14.44	$13.83	$13.87	$13.76
Linehaul revenue per shipment (g)	$437	$429	$433	$430
Average weight per shipment (h)	3,026	3,098	3,124	3,126

Computational notes:
(a)	Amounts are stated in thousands.
(b)	Total truckload linehaul miles less truckload loaded miles, divided by total truckload linehaul miles.
(c)	Revenue from truckload linehaul services divided by total truckload linehaul miles.
(d)	Revenue from truckload linehaul services divided by truckload loaded miles.
(e)	Total truckload loaded miles divided by number of truckload linehaul shipments.
(f)	LTL revenue divided by LTL hundredweight.
(g)	LTL revenue divided by number of LTL shipments.
(h)	LTL hundredweight times one hundred divided by number of shipments.

The following table summarizes and compares the makeup of our fleets between company-provided tractors and tractors provided by owner operators as of September 30:

	2011	2010
Total company tractors available	1,613	1,507
Total independent contractor tractors available	286	312
Total tractors available	1,899	1,819
Total trailers available	3,826	3,600

Contacts:
Frozen Food Express Industries, Inc.
        Russell Stubbs, President and CEO
                            John Hickerson, EVP and COO
                            John McManama, SVP and CFO
                            (214) 630-8090
                            ir@ffex.net